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                                                                    EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT

                                     TO THE

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

        SERIES B CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK OF

                                LPA HOLDING CORP.

                         (PURSUANT TO SECTION 151 OF THE
                         DELAWARE GENERAL CORPORATE LAW)

                  The undersigned, being a duly authorized officer of LPA HOLDING CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted on February 10, 2003 by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware.

                           RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designations, Preferences and Rights of the Series B Convertible Redeemable Participating Preferred Stock of the Corporation (the "Certificate of Designations") as filed with the Secretary of State of the State of Delaware on November 14, 2001 be, and it hereby is, amended as follows:

                  A. Section 1. Section 1 of the Certificate of Designations is hereby deleted in its entirety and the following Section 1 inserted in replacement thereof:

                           "1. Number and Designation.

                           Pursuant to the Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series B Convertible Redeemable Participating Preferred Stock dated February 10, 2003, this series shall consist of 13,600,000 preferred shares in the Corporation and shall be designated the Series B Convertible Redeemable Participating Preferred Stock (the "Convertible Preferred Stock")"

                  B. Warrants. The definition of "Warrants" in Section 9 of the Certificate of Designations is hereby deleted in its entirety and the following definition of "Warrants" inserted in replacement thereof:

                           "'Warrants' means, collectively, (a) the Warrant to purchase 42,180 shares of Class A Common Stock of the Corporation issues to LPA Investment on May 11, 1998, (b) the Warrant to purchase 22,051 shares of Class A Common Stock of the Corporation issued to LPA Investment on December 15, 1999, (c) the Warrant to purchase 562,500 shares of
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         Class A Common Stock issued to the purchasers of Convertible Preferred
         Stock, and (d) the Warrant to purchase 1,692,423 shares of Class A Common Stock issued to the "Purchasers" as defined in the Securities Purchase Agreement dated on or about February 10, 2003 among the Corporation, LPA Investment, and the other signatories thereto, if any, from time to time."

                                     * * * *

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                  IN WITNESS WHEREOF, this amendment to the Certificate of
Designation is executed on behalf of the Corporation by its President this 10 day of February, 2003.

                                                     By:  /s/ Gary Graves
                                                          ----------------------
                                                          Name: Gary Graves
                                                          Title: President